Exhibit 99.2

American Eagle Outfitters, Inc.

Fourth Quarter 2016 Earnings

Conference Call Transcript March 1, 2017

Operator: Greetings, and welcome to the American Eagle Outfitters Fourth Quarter 2016 Earnings Conference Call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. If anyone should require Operator assistance during the conference, please press star, zero on your telephone keypad. As a reminder, this conference is being recorded.

I would now like to turn the conference over to your host, Ms. Judy Meehan, Vice President of Investor Relations for American Eagle Outfitters. Thank you. You may begin.

Judy Meehan – American Eagle Outfitters Inc. – VP, IR: Good morning everyone. Joining me today for our prepared remarks are Jay Schottenstein, Chief Executive Officer; Chad Kessler, Global Brand President of the American Eagle brand; Jen Foyle, Global Brand President of Aerie, and Bob Madore, Chief Financial Officer.

Before we begin today’s call, I need to remind you that we will make certain forward looking statements on the call today. These statements are based upon information that represents the company’s current expectations or beliefs. Results actually realized may differ materially based on risk factors included in our SEC filings. The company undertakes no obligation to publicly update or revise any forward looking statements whether as a result of new information, future events or otherwise, except as required by law.

Also, please note that during this call and in the accompanied press release, certain financial metrics are presented on both a GAAP and non-GAAP adjusted basis. Reconciliation of adjusted results to the GAAP results are available in the tables attached to the earnings release, which is posted to the company’s website at www.ae.com in the Investor Relations section.

And now, I’d like to turn the call over to Jay.

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: Good morning, and thank you for joining us. I’m pleased to report that the fourth quarter adjusted earnings increased to last year and we’re at the high end of our guidance. The team did a great job managing the business through a competitive and challenging retail landscape. Merchandise margins and many of our quality of sales metrics improved from last year. I’m proud to report that on an adjusted basis, this marked the 10th consecutive quarter of earnings growth.

We maintained very good momentum online, where we achieved double-digit growth and consistency in shopping patterns throughout the quarter, mostly offsetting a volatile stores business over the period. Merchandise highlights included women’s apparel, men’s and women’s, jeans and bottoms, which continued to grow. Of note, AE jeans gained market share, ranking #1 at 33% share of specialty store brands for 15 to 25 year-olds. Aerie maintained strong momentum, posted double-digit growth, also gaining market share. We saw particular strength in core intimates and apparel, while continuing to grow our customer base.

Since early 2014, our priorities have centered on superior merchandise infused with innovation, quality fabrics and outstanding value; supported by strong brands and omni-channel strategy in which we have invested significantly. The team has done a nice job achieving product costs improvements and delivering on-trend fashion faster to our customers wherever they choose to shop. This work has delivered results. In 2016, AEO was among the few in specialty apparel to deliver positive financial results. Our sales increased 2% and adjusted earnings grew 24%.

It’s been particularly gratifying to see greater consistency and sustained performance. 2016 marked our second consecutive year of sales and earnings growth. Free cash flow was strong, and we added $119 million to our cash balance, ending the year with $379 million in cash and no debt. Our company is healthy and strong. As a result, we are operating from a position of strength.

Now, as we look ahead to 2017, we’re well-positioned to build on our progress. We remain focused on our strategic priorities. We still strive for continued market share gains across our brands in a market that presents opportunity for growth, and we are focused on optimizing our business market-by-market. We’ll do this by further strengthening the brick-and-mortar fleet with select store closures, market consolidations, and stronger efforts to improve store productivity. We are taking deeper and analytical reviews store-by-store to ensure we have positioned our brands to win. We’ll also be working to better leverage our omni-channel tools to deliver the best customer experience together with strong financial returns. We are a sector-leader in omni-channel capabilities, and we plan to stay in this position.

Finally, we will be expanding our marketing campaigns and launching a new loyalty program aimed at customer acquisition and retention. We will fuel the growth of Aerie with investments in products, marketing, digital and store growth where we see tremendous future potential. I feel great about the team we have assembled over the past few years. We’ve added critical leadership to talent, and talent to key positions. This year we are focused on gaining efficiencies across the organization, driving better ways of working to improve profit flow through.

2017 marks American Eagle’s 40th anniversary. I’m so proud of how far we’ve come and how incredible, relevant and enduring the brand is to many of our loyal customers. We all look forward to this special year as we celebrate with our associates, customers and partners across the globe. In closing, I look forward to another successful year. AEO is strong and healthy. We are well-positioned to capitalize on the strength of our brands and organization to fuel continued growth and return to shareholders.

Thank you. Now, I’ll turn the call over to Chad.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Thanks, Jay. Good morning, everyone. We are pleased with how the American Eagle business contributed to the company’s fourth quarter performance. While our total comparable sales were down slightly, our merchandise margins increased to last year, the result of improved IMU and controlled promotional activity. We achieved higher realized prices as customers continued to respond favorably to merchandise investments. Overall, the AE brand comparable sales declined 1% in the quarter, following a 3% increase last year. Our women’s business was strong, posting a 4% comp increase with women’s apparel up 6%, partially offset by weakness in accessories. The men’s comp is the part of the business we still need to work on. Men’s comps declined 7% to last year with weakness primarily in tops.

Across both genders, bottoms were strong, including denim and pants. Our customers continue to recognize the breadth of styles, quality and value inherent in our bottoms. I’m proud of the continued market share growth in AE’s product leadership in jeans and pants. Women’s also saw very good strength across tops, including knits, shirts and sweaters. I’m thrilled with how the team has driven AE women’s over the past few years. I’ve tremendous confidence in the women’s creative teams and the process we have in place, which has been delivering greater consistency and accelerating growth in key categories. Our customers are continuing to respond to assortments that are trend- right, fueled by quicker speed-to-market and outstanding value. Yet we are not satisfied or complacent. We still see plenty of opportunity in women’s and remain committed to delivering the strongest merchandise capitalizing on new and evolving fashion trends.

Although we continued to see strength in men’s bottoms, in the fourth quarter tops were disappointing. This is a key area of focus and a priority for me. We’ve been doing more research and trend analysis in men’s. This work has provided good insights to be incorporated into our upcoming assortments. Additionally, we recently named a new men’s GMM who brings experience, leadership and further talent to the team. I’m committed to building an outstanding team and a strong process like we have in women’s. Getting men’s back on track is a significant opportunity. I’m confident that we will deliver better merchandise to our customers and return men’s to a growth business.

On the commercial side, despite channel shift, our stores remain highly relevant to acquiring and retaining customers. Through the store fleet review, we will be working with the team to strengthen and upgrade our most important AE locations to drive improved productivity and profitability across markets. This will include a focus on merchandising, delivering the best customer experience and modernizing the physical space. By the end of this year, we expect to have a new prototype store design showcasing an updated expression of the AE brand and highlighting our leading jeans business.

Marketing efforts will focus on continuing to build the American Eagle brand around youth empowerment and our “We All Can” brand platform, bringing it to life our customers and creating a stronger emotional connection. Highlight of the campaign will center on AE’s authority in bottoms, strengthening our reputation as America’s favorite jeans brand.

Thanks to the team for their many contributions in 2016, and now I’ll turn it over to Jen.

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: Thanks, Chad, and good morning, everyone. I’m pleased to announce another solid quarter for Aerie, posting a 17% comp increase in the fourth quarter. This follows the 26% increase last year. The quarter also marked our 12th straight quarter of double-digit sales growth. We saw particular strength on the digital business, as our customers responded well to our dedicated online Aerie shop. I’m also pleased that we continue to attract new Aerie customers, adding a double-digit increase to our customer file this quarter.

By category, apparel performed well, highlighted by our sports and yoga inspired lines, Chill. Play. Move., which launched earlier in the year. We’re having a lot of fun with this collection, incorporating novelty along with lounge, yoga and workout apparel. We also saw outstanding results in bralettes, which continue to grow, where we offered a strong combination of new fashion trends and function. Aerie Sunnie assortment, which includes core bras and matching undies also saw a positive customer response. We’ve introduced extreme comfort, soft fabrics and we continue to expand the collection with updated fits and styles.

The Aerie creative team has done an incredible job incorporating the newest trends and the best fabrics to build a strong foundation of core products infused with value and quality. Although we are thrilled with the accomplishments in 2016, we’re just getting started. There’s significant opportunity and potential ahead. This season, Aerie is a Spring Break destination. Over the next several weeks, we are highlighting our swimwear lines. There are exciting and emerging trends, and we’ve expanded into new silhouettes, more accessories and swim cover-ups. We’ve also started offering a swimwear shop online throughout the entire year.

On our store opening initiatives, we’ve recently expanded into new markets with openings in Denver and Hawaii. In addition, our temporary location in Soho has been generating extremely positive results. We’ve approximately 190 stores, including standalone and side-by-side, with meaningful presence in roughly 13 states. We’ve seen the opportunity to expand that number to 300-plus stores over time. This allows us to grow the business as a true omni-channel brand and be very deliberate with our store openings. So, in 2017 our mission is dedicated to further growth and expansion of the Aerie brand, building on the success of our merchandise collections and pursuing new market opportunities.

The Aerie team is so impassioned by our customers and their incredible response to the Aerie Real platform, and our focus on body-positivity and natural beauty. Aerie is unique in today’s marketplace, and we will continue to speak to today’s women authentically with a relevant brand message that completes the Aerie lifestyle. Thanks to my team, and we look forward to the many opportunities 2017 brings.

And now, I’ll turn the call over to Bob.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Thanks, Jen, and good morning, everyone. We’re gratified to have delivered to our guidance, with an improvement to last year despite the challenging retail environment. The fiscal 2016 financial results reflected very solid progress made by the teams across merchandising, product cost favorability, margin improvement, quality of sale metrics improvement, omni-channel strategies and expense management. As I review the quarter and the year, my comments will focus on the adjusted financials, which exclude certain items as detailed in the press release and on pages four through nine of the supplemental presentation.

First, looking at the fourth quarter; total net revenue decreased slightly to $1.1 billion. Consolidated comparable sales were up slightly following a 4% increase last year. By brand, American Eagle comps declined 1% and Aerie increased 17%. On a consolidated basis, the average transaction value was up in the mid-single digits driven by a similar increase in the average unit retail price. These increases were due to favorable sales mix of higher ticket items, controlled markdowns and improved IMUs. Traffic and transactions were down to last year with weakness at brick-and-mortar, partially offset by strength in our digital business. Digital penetration continues to increase, expanding to 27% of revenue in the fourth quarter.

Total gross profit increased to $389 million and the gross margin increased 30 basis points to a rate of 35.4% from 35.1% last year. Sourcing initiatives resulted in like-for-like IMU increases, which led to merchandise margin improvement. This was partially offset by higher delivery cost related to growth in the direct business, and a slight deleverage of rent. SG&A expense of $242 million was flat to last year.

Noted above and in the attached tables, we have adjusted last year to exclude the $9.4 million gain on the sale of a distribution center. Investments in advertising were offset by lower incentive compensation and disciplined expense management across the board. As a rate to revenues, SG&A deleveraged 20 basis points to a rate of 22.1%. Depreciation and amortization deleveraged 10 basis points to a rate of 3.6%. Operating income rose to $107 million from $106 million last year, and the operating margin improved 20 basis points to a rate of 9.8%. Adjusted fourth quarter EPS of $0.39 increased 11% from adjusted $0.35 last year.

As noted in our GAAP statements, in the fourth quarter we incurred $21 million of asset impairment and restructuring charges related to our company-owned and operating stores in the UK, Hong Kong and China. These markets are not profitable, and we’re exploring a range of options to include a proposal to close certain stores and license the markets to third-party operators. We will likely incur additional charges this year as we finalize this initiative.

Now, I’d like to spend a few minutes reviewing the year. Our performance in 2016 was strong as we executed on our key priorities. Revenue increased 2% to $3.6 billion and consolidated comps rose 3%. AE brand comps rose 1% and Aerie comps were up 23%. Gross profit increased 5% to $1.37 billion and the gross margin leveraged 90 basis points to 37.9%. The improvement in the gross margin reflected a higher merchandise margin based primarily on improved IMU.

Selling, general and administrative expense of $858 million was up 2%, compared to $844 million last year due to higher advertising expense offset by lower incentive compensation. As a rate of revenue, SG&A leveraged 20 basis points to 23.8%. Operating income increased 14% to $353 million and the operating margin increased 100 basis points to 9.8%. Adjusted EPS from continuing operations of $1.25 increased 24% from adjusted EPS of $1.01 last year. For additional information, please refer to page 10 of the presentation.

Turning to the balance sheet, starting with inventory, which can be found on page 12 of the presentation; we ended the quarter with inventory up 17%, reflecting average unit cost up 13% and units up 4% to last year. Fall and holiday clearance was down to last year. And transit inventory was significantly higher than expected due to an acceleration of receipts as a result of the timing of Chinese New Year.

Fourth quarter on hand inventory was up 6% and units down 3%. The inventory composition reflected an investment in AE bottoms to support better in-stocks of long bottoms early in the spring season and an increase in Aerie inventory to support strong demand in new store growth. The cost increase was due to a greater mix of higher ticket items such as bottoms. Like-for-like inventory costs were down to last year as a result of benefits from various sourcing initiatives.

We ended the year with $379 million in cash and investments. As a result of strong free cash flow, cash increased $119 million, compared to the end of 2015. We returned $91 million in cash dividends to our shareholders in 2016. Capital expenditures totaled $161 million for the year. For 2017, we expect capital expenditures to be in the range of $160 million to $170 million, with roughly half related to store remodeling projects and new openings and balance to support digital, omni-channel and general maintenance. 2016 store activity can be found on page 15 of the presentation.

In the year, we opened 12 AE stores, 13 Aerie standalone stores, and 21 Aerie side-by-side stores. Additionally, we opened 3 Tailgate stores and 1 Todd Snyder store. We continue to close underperforming stores including 18 AE stores and 8 old format Aerie stores in 2016. As Jay mentioned, we’re undergoing a thorough analytical review of our store fleet. We’re seeking opportunities to further consolidate markets where it makes sense.

Additionally, we’re taking a deep dive market-by-market to ensure that we have the best brand presence and that we’re maximizing our commercial opportunity across stores and digital. We have a healthy fleet with just 46 stores that were not profitable at year-end. However, given the significant channel shifts and changes taking place at the mall, we’re seeking opportunities for productivity gains and stronger profit margins. At year-end, we had a good bit of lease flexibility across the fleet with approximately 580 leases expiring in the next three years.

Now regarding our outlook; in the first quarter, we expect earnings per share of $0.15 to $0.17 based on comparable store sales in the range of flat-to-low single-digit decline, which is consistent with our results so far this quarter. We expect a lower merchandise margin due to increased promotional activity. SG&A expense is expected to be flat to last year. Our first quarter EPS guidance compares to $0.22 last year and excludes potential asset impairment and restructuring charges.

In closing, we will stay focused on our priorities to deliver product leadership and innovation, strengthen our brands and customer engagement, grow our Aerie brand, and continue to leverage and expand our omni-channel and digital capabilities. We’re also working to gain efficiencies and strengthen financial disciplines across the organization. We have an opportunity to provide stronger decision supportive analysis and focus on driving quality sales with improved underlying metrics to our business. We will focus on inventory management and strong return on our investment decisions. Our goal is to continue delivering consistent and sustained long-term growth.

And now, we’ll open it up to questions.

Operator: Thank you. At this time, we will be conducting a question and answer session. If you would like to ask a question, please press star, one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star, two if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys. To allow for as many questions as possible we request that you each ask one question. Thank you.

Our first question comes from the line of Janet Kloppenburg with JJK Research. Please proceed with your question.

Janet Kloppenburg – JJK Research Analyst: Good morning, everyone. And congratulations on a very good year. Chad, I was just wondering if you could talk a little bit about the current trends and about the pressure you’re seeing. Is it continuing to come from the men’s side of the business or is there some weakness also in women’s emerging?

And Jen, if you could just talk a little bit about any pricing pressure you’re seeing in the bra, bralette business, and how you’re thinking about pricing in that category for fiscal 2017? Thanks so much.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Hi, Janet.

Janet Kloppenburg – JJK Research Analyst: Hi.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Thanks for your question. Actually, our women’s business is very strong. It’s terrific and it’s been accelerating since last year. We continue to see strength as some of the trends are shifting. The customer is coming to us first, continuing to come to us first for bottoms, and we’re seeing meaningful growth in our tops categories, and pretty balanced across the tops categories. So I’m really excited about how that team is operating, the process we have, the speed-to-market that we continue to rely on, and even get faster. So the women’s business is doing quite well. We do still see some softness in men’s. The men’s bottoms business has continued to be strong. Men’s tops, as I’ve said on this call and some calls before, remains a real opportunity for us. As I said, though, we’ve done some good research. We’ve been trying to get customers in and learn as much as we can. The good news is that the customer really likes the brand. We have great brand acceptance. I think that’s why the bottoms business continues to be strong.

I think that we just haven’t been as clear in merchandising some of the trends as we can. So the research really shows us that we have multiple customer types, and we need to make sure that we’re communicating to those customers effectively and clearly, and that the customer understands some of the new things we’re bringing in and offering. And I think we’re going to start to do that. You’re going to start to see some clear merchandising and communication to the men’s customers throughout the spring and some more product shifts as we head into the fall season. It’s really – the best part is that the research is encouraging, the customer loves the brand, and if we get men’s tops back to growth and operating like women’s, it’s a huge opportunity for us.

Janet Kloppenburg – JJK Research Analyst: Chad, when do you think we’ll see the new direction of the new GMM that you brought in for men’s?

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Holiday will be his first season start to finish. But it’s hard, having done it myself a couple of years ago. With that season you’re coming in and learning the brand and learning the customer. It’s hard to have a total impact in that first season, but I think he’s off to a great start and I think we will see improvements. As I said, some I think clarity in the merchandising throughout Q2 and Q3 and some product improvements heading into Q4, and then hopefully even more going into next year.

Janet Kloppenburg– JJK Research Analyst: Okay. Thank you.

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: And Janet.

Janet Kloppenburg– JJK Research Analyst: Sorry Jen. Yeah. Hi

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: No problem. Thank you, by the way. Listen, certainly competition is getting fairly aggressive in the bralette category, but as a reminder, we’re pretty strategic on how we promote our business, and we build in promotions to be competitive. That said, Janet, as a reminder, that’s not our only portion of our bra business. We have a solid foundation in the Sunnie collection which we’re still posting great results there, and the customer loves that business. And that core foundation brings her back and the bralette business is really what adds a little fuel to the fire and excitement for the customer. And we consider that our fashion business. So we have to keep on looking forward in the lightly lined category on trends that are emerging and making sure that we’re introducing those new trends. So that’s really how we’re sort of thinking about the business, Janet.

Operator: Thank you. Our next question comes from the line of Matthew Boss with JP Morgan. Please proceed with your question.

Steven Zaccone – JPMorgan Analyst: Hi, good morning. This is Steve Zaccone on for Matt Boss today. Thanks for taking our questions. So within the first quarter guidance from, merchandise margins down year-over-year, are you still embedding improvement on the IMU line?

And then looking to the balance of 2017, do you expect to see merchandise margin return to expansion? And then do you still expect to see 100 basis points of improvement on the IMU line?

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: So we are anticipating continued improvement on the IMU line. Having said that, it’s going to be partially offset by increased promotions in line with some of our strategies, particularly around being a little more promotional on men’s and women’s tops and some of our bottoms programs and strategies. That’s going to translate to a Q1 operating income margin deleveraging of roughly, approximately 150 basis points in Q1. We do see AUR up slightly in the first quarter and improving significantly more into the second quarter. So for the spring season, we’re expecting AURs to be up in the mid-single digit range.

Steven Zaccone – JPMorgan Analyst: And then, just as we look to the balance of 2017, do you expect – could you expect an improvement on the merchandise margin line?

And then, I know you’ve talked about in the past seeing 100 basis points of IMU improvement. Is that still the case for the full year?

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: It is for the full year.

Operator: Thank you. Our next question comes from the line of Rebecca Duval with Bluefin Research Partners. Please proceed with your question.

Rebecca Duval – BlueFin Research Partners Analyst: Good morning. Thank you for taking my call as well. So just a quick question on the inventory, and then, I just want to get some clarification with what you just said about the first quarter guidance. You said that the holiday markdowns were down on a year-over-year basis, but in terms of the inventory mix, do you feel like some of that pressure on the guidance is coming from additional markdowns with sales coming in a little bit lighter than maybe expected for the fourth quarter?

And then secondly, did you say that – so in terms of the guidance, does that mean you’re guiding to AUR up mid- single digit range, but it’s really the traffic headwind?

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Yeah, so a couple of things. Regarding inventory, inventory was up 17%. The biggest portion of the increase of $53 million year-over-year was in-transit. In-transit was up 113%. With Chinese New Year falling about 11 days earlier than last year, a lot of our Asian manufacturers shipped merchandise to us within a 10 day window that they have before the PO-stated shipment date.

When you breakdown our growth in inventory overall, roughly 25% of that growth is meant to support the Aerie business growth. We’re operating 26 more stores at the end of 2016 than we did last year, and we’re anticipating opening up another 49, 50 locations in fiscal 2017. 50% of that increase versus last year is investment in inventory for our women’s business. A combination of both tops and bottoms, denim and other long pants. That business has really been performing very well, which Chad pointed out earlier.

And then roughly 20% to 22% of the remaining increase is in men’s, and it’s really to support the men’s bottoms strategies. Men’s denim and other pants performed very well in Q4 and they’re continuing to perform well. So we feel like our inventory is in line with where we want to invest, and the fact that our on-hand inventories are up 6% but our units are down 3% speaks to our average unit cost being up 13%, really based on higher cost merchandise. It’s really mix of bottoms relative to the total of the business.

So, that coupled with the fact that our holiday fall clearance inventory levels are lower than the prior year makes us feel okay with where our inventory levels are right now.

And I think, the second part of your question was are we still feeling comfortable with AUR being planned up in the year, and I think I said that in the last question I answered, but I’ll reiterate that as a yes.

Judy Meehan – American Eagle Outfitters Inc. – VP, IR: We’ll take the next question.

Operator: Thank you. Our next question comes from the line of Simeon Siegel with Nomura Instinet. Please proceed with your question.

Gene Vladimirov – Nomura Securities International Analyst: Good morning, everyone. This is Gene Vladimirov on for Simeon. Thanks for taking our question. Given the continued positive trends at Aerie, I’m just wondering how you’re thinking about the business in terms of scaling up, what you think the ultimate size could be. Do you open more brick-and-mortar locations? Do you allocate more floor space in existing stores? Do you try to push more the business online?

And then also, it looks like share counts have been creeping up, so just wondering on your thoughts on potential buybacks going forward, there’s been any shift in how you think about the capital allocation? Thanks.

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: Hi. Good morning. So as we think about Aerie and growth within the business, first and foremost, our online penetrations are significantly above industry average, and we’re really pleased with that business, and that’s where we’re seeing our customer acquisition really coming through the doors. So we’re highly focused on the digital channel. And the nice part about that is what we’re seeing is we can be very strategic in where we open stores so that we can really optimize the market. Using an example, we have one location where we actually do more business on the direct channel than in the store, so we see a really healthy penetration there. And again, it allows us to acquire new customers, but think about the marketplaces that we’re going into.

And lastly, we share a solid customer. Aerie and American Eagle, we share 80% of the women’s customers, so we can also use American Eagle and their customer base and their file and their learnings where they’re located to make sure that we’re very strategic on where we’re going to position our store base. And that in conjunction with, of course always managing our trends and looking at the future in trends and innovating, that’s really important to us. Product is first. Product comes first in Aerie, and we’re always thinking about what’s next and making sure that whatever we do that’s next is distorted, and we’re really going after those businesses.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: And to your question about potential buybacks, we’re always looking at opportunities to buy back shares. Within our balance capital allocation strategy, we do consider the impact of share accretion and its dilution on EPS as part of the equation, but we feel like we’ve got a very balanced capital allocation strategy. First and foremost, we focus on investing in our businesses, whether it’s remodeling stores, supporting the growth of the Aerie brand, as Jen just talked about, in addition to further investments in our omni-channel capabilities, which we feel are a competitive advantage for us.

I just kind of want to remind everybody that since 2010, we returned $1.6 billion dollars back to shareholders. Roughly 60% of that was through dividends and the remainder through share repurchases. We have a very competitive and healthy dividend yield at roughly 3.4%. We benchmarked very well against not only our peer group but other world-class organizations. So the answer to your question is yes, we’re constantly looking at the opportunity to buy share repurchases. We don’t have any formal plans that we feel comfortable communicating at this point, but we’re always open to it and looking at it as an opportunity.

Operator: Thank you. Our next question comes from the line of Oliver Chen with Cowen and Company. Please proceed with your question.

Oliver Chen – Cowen & Co. Analyst: Hi, really solid results. We had a question about thinking about near- and long-term. In terms of the digital infrastructure, what are the things we should focus on in the year ahead and longer term?

And also, as you think about the topic regarding promotions in the context of traffic, some uncontrollable traffic factors, what are the next step forwards for how to manage this in a brand appropriate way?

And related to long-term, if you could brief us on the framework for select store closures, should you do this faster, or what’s your thinking as we think about how to grow this brand for many, many years ahead? Thanks.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Yes, I’ll take the first question. When you look at our strategies in FY 2017 in particular, related to our digital business, we’re primarily focused on a few areas. One is personalization; the other is loyalty; international; and then just overall performance of the site. We’ve got a pretty significant upgrade of our back-end systems to really improve the efficiency and performance of the sites overall.

And as you look more long-term, we’re going to continue to significantly invest in digital. It’s a significant percentage of our business. It’s roughly 27% of the company’s total revenues and increasing every year, and a very significant piece of Aerie’s penetration for sure. But also significant around the 26%, 27% to the AE brand also.

But we’re going to constantly look to differentiate the site from our competitors, improve the customer shopping experience, improve things like check-out functionality and other type things. Mobile is a huge piece of our business, and we’ve had over a 35% increase in mobile penetration within the site, so obviously optimizing and enhancing our mobile capabilities going forward in the long-term will continue to be a focus of the business.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: In terms of promotions and how we’re competing in this current marketplace, I really feel like American Eagle is competing from a position of strength. We talked about that in our prepared remarks, but when you think about the brand and you think about the environment, the product is better than it’s ever been. The brand is stronger than it’s ever been, and there is a lot of turbulence going on out there. We have invested, as Bob was saying earlier, we’ve invested inventory in the places where the brand is strong, in women’s tops, and then our market- leading bottoms businesses. We have inventory there, but we can go out and aggressively gain market share, and that’s really our plan in Q1 with some of the increased promotions.

I feel like some of the BOGO promotions we’ve been running have been highly, highly effective at growing AUR, and growing profitability and growing the business, but I think that we can play with some new targeted strategic promotions to drive a sense of urgency, to drive the customer in and take advantage of our position of strength and drive as much market share gains as we can throughout this season, and that’s really our intention.

Bob Madore – American Eagle Outfitters, Inc. –Chief Financial Officer: And relative to your questions regarding select store closures, can we be more aggressive? The answer is yes, and we are being more aggressive. Unlike I think a lot of competitors, we have a lot of flexibility built in our real estate portfolio. For instance, we only have 46 stores that are unprofitable, and within the course of the next two years, 26 of those stores come up for renewal or lease expiration. Within the entire portfolio of 1,050 stores, we’ve got 580 stores that come up for lease expiration over the course of the next three years: 300 stores in fiscal 2017, 200 stores in fiscal 2018 and the remaining 80 stores in fiscal 2019.

So just by the way our tenure within our portfolio and how leases expire give us a lot of flexibility, but even more aggressively beyond that and having that opportunity. We’re looking at store four-wall profitability and looking at market penetration, and where we feel we’re overstored in particular markets, we’ve tested and have proven our ability to recapture sales after closing stores. And we do very detailed analysis. We have great analytics and data available to us to show digital penetration versus brick-and-mortar. And based on our learnings of closing stores and historical recapture rates, we will more aggressively look to close stores going forward.

Operator: Thank you. Our next question comes from the line of Anna Andreeva with Oppenheimer. Please proceed with your question.

Anna Andreeva– Oppenheimer Analyst: Great, thanks so much. And good morning, guys. Question on the competitive environment. Just curious, are you still seeing any dislocation from Aeropostale now that they’re back to the new Aero? And just bigger picture thoughts on the competitive set?

And secondly to Chad, can you maybe provide color on what drove weakness in accessories at Eagle in the fourth quarter, and how quickly can that be rectified? Thanks so much.

Bob Madore – American Eagle Outfitters, Inc. –Chief Financial Officer: Yeah. So in the fourth quarter in particular, we were definitely negatively impacted by what was going on within Aero, and in particular, Aero had 150 locations where we had locations, where they had stores that were actually closing for good, not just liquidating inventory and repositioning. And what we found was we had a significant negative comp impact where they were really down into our 30 stores in those 150 stores that were closing, particularly in the month of November where they were very aggressive with their inventory liquidation. It had about a 4 comp point impact on us in November, as an example. When you look at where there was an Aerie store across our entire portfolio consisting of both stores that were closing for good and 300-plus stores that they were just liquidating inventory and repositioning, we saw an approximate 1 comp point negative impact. Post-holiday and looking at Q1, we’ve seen roughly in those locations that they closed permanently about a 1 comp point positive impact to us thus far.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: So in terms of accessories. It’s really, when I look at the business and I look at where we’re making investments, it’s really been a strategic pullback in fact from accessories. So the business to last year was weak, but we’ve really been focused on the higher productivity and higher maintained margin categories, such as women’s apparel and bottoms. As for accessories, we’re trying to focus more on key seasonal product categories. You might have seen – we set a new floor set over the weekend, and part of that floor set was we built a new jewelry wall which I think looks great, and is a strategic investment in that category. We’re trying to be, as I said, more focused and drive that business through strong seasonal trend items. But in total, we have shifted investments into the apparel business.

One big highlight, I would like to call out, is the men’s underwear business. That is a hugely strong business for us. We continue to gain share and see improvements there. So we’re looking at all of our accessories categories in that way. Where can we dominate? What’s the outfit completer for this season? How can we make a strong statement? And that might mean, in total, a few less sales dollars in accessories, but hopefully a stronger overall store and higher productivity in total.

Operator: Thank you. Our next question comes from the line of Adrienne Yih with Wolfe Research. Please proceed with your question.

Adrienne Yih—Wolfe Research Analyst: Good morning. Can you hear me?

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: Yeah.

Adrienne Yih—Wolfe Research Analyst: Okay, great. Jen, my question is for you. Well, the first quick question for you. The opportunity obviously with Victoria’s Secret exiting swim, can you talk a little bit about that? The product looks fantastic, by the way. And then, is there room for kind of a bigger penetration of active athleisure within the Aerie box?

And then really quickly for Bob, can you give us an impact of the 53rd-week on sales and EPS? Thank you.

Bob Madore – American Eagle Outfitters, Inc. –Chief Financial Officer: Yeah

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: Okay, sure. And thank you. Yes, we’re really excited about the swimwear business, and in fact, that business has been a growth category for us. And that’s the other position of strength with Aerie. We do have other categories. We believe, obviously, in our core categories of intimates, and that’s our maintain margin business, so to speak, but when we think about swimwear, we got pretty aggressive in that business prior to any competition exiting the business. And on top of getting aggressive, we really distorted the right trend and stood for the correct trend, which was one pieces, and we really went after that trend, and we’ve seen strong results in that category.

So we’re really excited about swim, and our Chill. Play. Move., that has been an outstanding launch for us. We launched back in September, and the innovation in that category has been phenomenal. The design team did a great job really building the legging business for us, which is really dominating that category. And then thinking of that business, what’s also nice is we’ve tied it into our platform as well. About being Aerie real and healthy, living life, enjoying life, it’s everything we believe in, being part of Aerie Real. So another natural adjacency for the business.

Bob Madore – American Eagle Outfitters, Inc. –Chief Financial Officer: And to your question on the impact of the 53rd-week, so the 53rd-week represents about a little less than $50 million in sales, and will have an approximate $0.03 impact on EPS.

Judy Meehan – American Eagle Outfitters Inc. – VP, IR: And we’ll take the next question.

Operator: Thank you. Our next question comes from the line of Eric Beder with Wunderlich Securities. Please proceed with your question.

Eric Beder – Wunderlich Securities, Analyst: Good morning. Congratulations.

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: Thank you.

Judy Meehan – American Eagle Outfitters Inc. – VP, IR: Thank you.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Thanks.

Eric Beder – Wunderlich Securities Analyst: Can you talk a little bit more about the international business in terms of restructuring the pieces that you might put into a joint venture? What was kind of the thought process in the longer term potential this business has?

And on a related note, how are the Canadian and Mexican direct businesses looking?

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Yeah, so the businesses that we’re looking to potentially change our business model are business in the UK where we have three retail locations, Hong Kong where we have six, and within China, where we have ten. And all three of those markets in those businesses are currently unprofitable, and we feel as though that we’ve got a much better chance of success proven by our existing franchisee or licensing models and relationships that we enjoy in other markets, that we’re better off with a few larger partners that have a proven track record, that understand the market, they know the real estate, they have access to the real estate, they know the target customer, they’re in tune with fashion trends, local fashion trends, et cetera. So we feel as though we’ve got a better opportunity partnering up with the right people.

Relative to Canada and Mexico, both of those businesses represent our most profitable international businesses. We’re early days in international digital, to be honest with you. It represents about 5% of our total digital business, but it is an area that we’re focusing on continuing to grow and improve going forward.

Operator: Thank you. Our next question comes from the line of John Morris with BMO Capital Markets. Please proceed with your question.

John Dygert Morris – BMO Capital Markets, Analyst: Thanks. Hey, my congratulations to you guys on a good solid year as well.

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: Thank you.

John Dygert Morris – BMO Capital Markets Analyst: So, let’s see. Chad, thanks for all of the color you’ve been giving us. On the men’s, I think when you were discussing it earlier and some of the moves, talking about the desire for getting more focus. Are you considering narrowing the CC or the SKU count? Just wondering if we’ll see some editing of the assortment that way, and if you can give us any kind of approximate measures of that.

And where would those new prototype stores be, so we can look for those? And anything you can tell us about what will be really different there?

And then Jen, you gave us good information about the new customer acquisition, which I think is so important and such an opportunity for your business. Can you put that in context? Is that kind of a steady rate of improvement or has that been increasing? Thanks.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Sure. So taking the men’s question, we have already pulled back CCs in men’s in total. In the total box, we’ve actually pulled back some CCs, trying to drive higher productivity and really make sure that we have the depth of inventory and in-stock that we need to have. We might, as time goes on, we might pull CCs back a little bit further in men’s. We have expanded – starting this spring season, we’ve given some more floor space to women’s apparel in the store, but we want to make sure that we continue to look strong in both genders as we move forward. So as I said, we pulled back slightly in men’s already, and I don’t anticipate this year really pulling men’s CCs back much further. In fact, hopefully as we get men’s returning to growth, there won’t be any demand to do that.

As for the new stores, we have some – we’re working on the prototype now. We hope to have a prototype store open by the end of this year. We will definitely keep you informed as to where it’s going to be, and hopefully we can take people through it. The idea is really to modernize the shopping experience for the customer. We’ve talked a lot about our channel shift. We’ve talked about the shift to mobile. I think the way customers experience stores today is different than the way they’ve experienced stores in the past.

It’s going to be more modern, a little more open, but really also leverage and emphasize our leadership in bottoms. So you walk in our store today, and we have huge market share leadership in bottoms, but I don’t really feel like you feel that as much as you could in the store. So we’re looking to emphasize that, to have a new experience for the customer and really make the brand resonate more strongly through this new store and the new store experience. I think with all of the omni-channel capabilities we have, I think it becomes even more important for the stores to be a way to feel, to experience the brands in person, to learn about the product, and for us to have positive outreach for the customer. So we will keep people informed and we will hopefully be able to take people through that store when it opens.

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: And John, we’ve seen double-digit increases pretty steadily as far as customer acquisition in Aerie, and I’d like to call out the marketing team. They’ve been doing an amazing job, just tirelessly reaching out to our customer in new and innovative ways. For instance, we just opened up in December a pop-up store in Soho, a pop-up shop, which is very experiential, and it’s an entirely different experience for Aerie, but it calls to, again, the DNA of our brand and what we stand for.

So ideas like that, we continue to generate and it’s really helping us with the customer acquisition as well as, John, leveraging the AE brand, our big brother, I like to say, or big sister. We share the NAV, and that certainly introduced Aerie to millions of new young women who are excited about the brand.

Operator: Thank you. Our next question comes from the line of Tiffany Kanaga with Deutsche Bank. Please proceed with your question.

Tiffany Kanaga – Deutsche Bank Analyst: Hi, thanks for taking my question. When you add up all of the puts and takes together on the gross margin and operating margin lines, do you believe you can expand margins this year towards that 10% to 12% goal? And what are the key drivers behind your margin outlook for the full year?

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: So I wouldn’t go as high as the 12% range for fiscal 2017, but it’s clearly one of our long-term strategies for sure. And that’s in line with some of our historical highs. Yes, we do believe that we will be able to improve both gross margin rate and operating margin rate for the year. A significant portion of that is going to come from increased IMUs, which has really been an area that we’ve demonstrated we can deliver on, and is probably the single biggest contributor to our gross margin expansion on the year for 2016.

That also affords us the opportunity to be a little more promotional in certain of these categories like men’s and women’s tops, as we talked about really getting in deeper into men’s and women’s bottoms, so that we’ve got an everyday pricing strategy that is really enticing to the customer, coupled with product innovation, product quality, et cetera.

So increased IMU, cost reductions is going to be the biggest contributor to that, and in addition to that, another contributor to operating income improvement is really – we’re very focused on disciplined expense management. I feel and I know the team feels we have additional opportunity to be more efficient and effective with where we spend our money, how, and how much and it’s something that we challenge and look at every day.

So those things combined are what make us feel very comfortable that we’ll be able to drive overall margin improvement.

Judy Meehan – American Eagle Outfitters Inc. – VP, IR: Melissa, we can take one more question.

Operator: Thank you. Our next question comes from the line of Randy Konik with Jeffries. Please proceed with your question.

Randal Konik – Jeffries Analyst: Yeah, thanks a lot. So I just want to go back to the customer file, because I think it’s pretty interesting. So, Jen, can you give us some perspective on how large the Aerie customer file is relative to the American Eagle women’s customer file? And are you guys doing some work on how to kind of cross-pollinate or convert the AE file to drive additional Aerie file kind of growth, but also kind of productivity through the Aerie customer file? Just kind of looking at – it looks like some easy opportunities to kind of grow the files, grow the productivity of the files for the lifetime value of the person or persons within these files, and just kind of want to get some perspective on what you’re doing from a data analysis perspective on Aerie, but also the broader AE customer file that you guys have. Thanks.

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: Well, it’s pretty simple, Randy, and when you think about the Aerie business, we were well underpenetrated, our file, when we began this journey on the Aerie Real campaign. So to put it into perspective, now we’re more in line with where we sit, from the sales penetration to the AE business. So it has grown nicely, like I said, double-digits year-over-year.

And as Bob mentioned, we have amazing analytics around our customer, and who she is, and where she lives, and what she buys, and so of course, we’re digging in every day and looking at that girl and speaking to her in new ways. And as I mentioned earlier, she literally can go through and be introduced to our brand through the AE channel. We exist on the AE page. And like I said, we share the NAV. So it’s really just leveraging these analytics and speaking to her more, and with social media today, you have to think about that like as we build our awareness through that channel, I mean that’s exponential. So it’s really through those.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: I’d just add to that, Jen, that with the increased penetration of mobile on the site, and that that trend is going to continue, it’s just another opportunity for us to capture new customer and new customer names for the file. As advanced as our customer analytics, CRM analytics are, and we’ve gotten confirmation from some outside organizations that have been impressed with that, I think we still have additional analytic capabilities to harness that even more. So as good as we are, I think we could be and get even better.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: So, Randy, I just want to jump in on this one. The AE file, as you asked about that specifically, has undergone some transition over the past few years. As we’ve increased the product, the strength of the product, and as we’ve reduced promotions, we’ve transitioned that file. We’ve shrunken the size of the total file and some of the bargain hunters have fallen out, so overall the file today is healthier than it’s been. We’ve more omni customers who are spending more money, and that’s what’s really allowed us to grow.

But right now we’re in a position where we really feel like we’ve got a healthier file and we’re going to focus on acquisitions and on retention. And we have Kyle Andrew on board now, and that’s one of our highest priorities for the year, and part of that is going to be our loyalty program that’s going to roll out in Q2. We have a very high percentage of our customers participate in loyalty today, but our program is outdated, it’s not digital, and we think some of the perks that are in it are not as compelling as they could be. So for AE, we are looking to focus on acquisition and retention, and we think our loyalty program is going to be a really great benefit there.

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: And Aerie’s participating in that program as well.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Yes, it’s an AE Inc. loyalty program.

Judy Meehan – American Eagle Outfitters Inc. – VP, IR: Okay. Melissa?

Operator: Thank you. Ladies and gentlemen, that does conclude our question-and-answer session, and also our call. Thank you for your participation. You may now disconnect your lines.